Exhibit 99.1

Contacts:

Bill Hibbetts, Senior VP & CFO

Pioneer Drilling Company
210-828-7689

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

PIONEER DRILLING REPORTS RECORD
FISCAL FIRST QUARTER 2006 RESULTS

First quarter revenues were up 47% to $59.9 million

First quarter earnings per diluted share grew from $0.01 to $0.17

AUGUST 4, 2005 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the quarter ended June 30, 2005, which is the first quarter of its current fiscal year.

Revenues for the first quarter of fiscal 2006 grew to $59.9 million, compared to revenues of $40.7 million in the first quarter of fiscal 2005.  This 47% increase in revenues was due to an improvement in rig revenue rates resulting from an increase in demand for drilling rigs, a 42% increase in the average number of rigs in Pioneer Drilling’s fleet and a 2% increase in its rig utilization rate.  Net earnings in the first quarter of fiscal 2006 were $7.7 million, or $0.17 per diluted share, versus net earnings of $217,000, or $0.01 per diluted share, during the first quarter of fiscal 2005.   Weighted average shares of common stock outstanding on a diluted basis increased 65% to 46.8 million shares for the first quarter of fiscal 2006 from 28.3 million shares for the first quarter of fiscal 2005.

Revenue days during the first quarter of fiscal 2006 increased 44% to 4,303, compared to 2,997 revenue days for the first quarter of fiscal 2005.  As compared to a year ago, the revenue days by type of contract shifted significantly toward daywork contracts.  In the first quarter of fiscal 2006, the revenue days by type were 3,424 for daywork contracts, 462 for turnkey contracts and 417 for footage contracts.  In contrast, revenue days by type of contract in the first quarter of fiscal 2005 were 1,477 for daywork contracts, 1,376 for turnkey contracts and 144 for footage contracts.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “Demand for drilling services remained strong in each of our six operating divisions during the first quarter.  Each month during the quarter, average revenues per day and average drilling margins per day increased over the prior month.  Sequentially, average revenues per day increased 6% to $13,915 per day in the first quarter, as compared to $13,158 per day in the fourth quarter of fiscal 2005.  Average revenues per day for daywork contracts increased approximately 10%  over the immediately preceeding quarter.  Average drilling margins per day increased 15% to $4,815 per day in the quarter, as compared to $4,202 per day in the fourth quarter of fiscal 2005.  We anticipate drilling margins to improve approximately 8% to 10% in the second quarter of fiscal 2006.

“Earlier this week, we commenced operations near Vernal, Utah with our 51st rig.  Rig 52, a 1000-hp diesel-electric rig, is a new prototype design for Pioneer Drilling. This rig is designed to be quick-to-move and rig-up, be environmentally friendly and does not require a crane for rig-up.  In less than 60 days, we will commence operations in Utah with Rig 53, a substantially identical rig to Rig 52.  All future rigs built by Pioneer in the 1000-hp to 1500-hp class that will have a new mast and substructure will use this new rig design,” added Mr. Locke.

“In addition to rigs 52 and 53 mentioned above, we are building two 1500-hp diesel-electric rigs for delivery in the third quarter of the current fiscal year.  Also, we anticipate building three more rigs, a 1500-hp diesel-electric rig and two 1000-hp diesel-electric rigs, prior to our March 31 fiscal year end.  All five of these new rigs will have minimum dayrates of $15,500 per day and a contract term of one year or greater,” concluded Mr. Locke.

Pioneer Drilling’s management team will be holding a conference call on Thursday, August 4, 2005, at 11:00 a.m., Eastern time (10:00 a.m., Central), to discuss these results.  To participate in the call, dial (303) 262-2051 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call.  A replay of the call will be available approximately two hours after the call ends and will be accessible until August 11, 2005.  To access the replay, dial (303) 590-3000 and enter the pass code 11035161#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com.  To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call.

For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or e-mail kcroan@drg-e.com.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas, Western Oklahoma and in the Rocky Mountain region.  Its fleet consists of 51 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management.  Forward-looking information includes statements regarding the anticipated continuing increases in drilling margins, the anticipated timing for commencement of operations for our Rig 53, our plans to add more drilling rigs to our fleet and the minimum dayrates and contract terms for those rigs and the rigs we have recently added to our fleet.  Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct.  Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to turnkey drilling contracts in progress.  Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.  These risks, as well as others, are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (“the SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2005 and subsequent filings with the SEC.

-  Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share per data)

(Unaudited)

	Three Months Ended
	March 31,	June 30,
	2005	2005	2004
Revenues:
Contract drilling	$55,357	$59,877	$40,719

Costs and Expenses:
Contract drilling	37,681	39,158	33,854
Depreciation	6,967	7,330	5,048
General and administrative	1,646	1,487	770
Total operating costs	46,294	47,975	39,672

Operating income	9,063	11,902	1,047

Other income (expense):
Interest expense	(447)	(155)	(718)
Interest income	55	501	24
Other	15	14	3
Total other	(377)	360	(691)

Income before taxes	8,686	12,262	356

Income tax expense	(3,193)	(4,537)	(139)

Net earnings	$5,493	$7,725	$217

Earnings per share:
Basic	$0.14	$0.17	$0.01
Diluted	$0.14	$0.17	$0.01

Weighted average number of shares outstanding:
Basic	39,142	46,012	27,300
Diluted	40,029	46,765	28,274

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited)
	June 30, 2005	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$64,622	$69,673
Marketable securities	—	1,000
Receivables, net	30,664	26,108
Contract drilling in progress	7,630	5,365
Current deferred income taxes	2,689	570
Prepaid expenses	1,433	1,877
Total current assets	107,038	104,593

Net property and equipment	182,947	170,566
Other assets	811	850
Total assets	$290,796	$276,009

Liabilities and Equity
Current liabilities:
Notes payable	$137	$682
Current long-term debt	4,726	4,733
Accounts payable	14,220	15,622
Federal income taxes payable	232	196
Prepaid drilling contracts	345	173
Accrued expenses	8,976	6,860
Total current liabilities	28,636	28,266
Long-term debt	12,262	13,445
Other non-current liability	400	400
Deferred taxes	17,449	12,283
Total liabilities	58,747	54,394
Total shareholders’ equity	232,049	221,615
	$290,796	$276,009

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,	June 30,
	2005	2005	2004

Revenues by contract:
Daywork contracts	$36,720	$45,874	$14,141
Turnkey contracts	13,976	8,593	24,619
Footage contracts	4,661	5,410	1,959
Total	$55,357	$59,877	$40,719

Drilling costs by contract:
Daywork contracts	$24,015	$29,114	$11,529
Turnkey contracts	10,268	6,161	20,860
Footage contracts	3,398	3,883	1,465
Total	$37,681	$39,158	$33,854

Drilling margin by contract (1):
Daywork contracts	$12,705	$16,760	$2,612
Turnkey contracts	3,708	2,432	3,759
Footage contracts	1,263	1,527	494
Total	$17,676	$20,719	$6,865

Capital expenditures:
Rig additions	$10,072	$9,317	$2,614
Other	7,977	11,557	5,802
	$18,049	$20,874	$8,416

Reconciliation of drilling margin to net earnings:
Drilling margin	$17,676	$20,719	$6,865
Depreciation	(6,967)	(7,330)	(5,048)
General and administrative	(1,646)	(1,487)	(770)
Other income (expense)	(377)	360	(691)
Income tax expense	(3,193)	(4,537)	(139)
Net earnings	$5,493	$7,725	$217

(1) Drilling margins represent drilling revenues less drilling costs

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(Unaudited)

	Three Months Ended
	March 31,	June 30,
	2005	2005	2004

Average number of rigs	49.0	50.0	35.3
Utilization rate	97%	95%	93%

Revenue days by contract:
Daywork contracts	3,005	3,424	1,477
Turnkey contracts	804	462	1,376
Footage contracts	398	417	144
Total	4,207	4,303	2,997

Average revenues per day:
Daywork contracts	$12,220	$13,398	$9,574
Turnkey contracts	$17,383	$18,600	$17,892
Footage contracts	$11,711	$12,974	$13,604
All contracts	$13,158	$13,915	$13,587

Average costs per day:
Daywork contracts	$7,992	$8,503	$7,806
Turnkey contracts	$12,771	$13,335	$15,160
Footage contracts	$8,538	$9,312	$10,174
All contracts	$8,957	$9,100	$11,296

Drilling margin per day:
Daywork contracts	$4,228	$4,895	$1,768
Turnkey contracts	$4,612	$5,264	$2,732
Footage contracts	$3,173	$3,662	$3,431
All contracts	$4,202	$4,815	$2,291

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